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                                                                    EXHIBIT 5.1



                                 April 15, 1999



New Era of Networks, Inc.
7400 East Orchard Road, Suite 230
Englewood, CO 80111

         RE:  POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON
              FORM S-8
              -----------------------------------------------------------

Ladies and Gentlemen:

         We have examined the Post-Effective Amendment No. 1 to Registration Statement No. 333-75765 on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about April 15, 1999 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,195,000 shares of your Common Stock, par value $.0001 per share (the "Shares"), reserved for issuance pursuant to your 1998 Nonstatutory Stock Option Plan (the "Plan"). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the proposed issuance and sale of the Shares by you under the Plan.

         It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation


                                        /s/  WILSON SONSINI GOODRICH & ROSATI